Filed pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated March 30, 2020 to Prospectus dated August 30, 2019
Registration No. 333-233543

Exelon Corporation
Pricing Term Sheet

$1,250,000,000 4.050% Notes Due 2030

Issuer:	Exelon Corporation
Expected Ratings:	Baa2 (Moody’s) / BBB (S&P) / BBB+ (Fitch)
Principal Amount:	$1,250,000,000
Security Type:	Notes
Trade Date:	March 30, 2020
Settlement Date:	April 1, 2020 (T+2)
Coupon:	4.050%
Maturity Date:	April 15, 2030
Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing October 15, 2020
Benchmark Treasury:	1.50% due February 15, 2030
Benchmark Treasury Price and Yield:	107 - 20 / 0.700%
Spread to Benchmark Treasury:	+337.5 basis points
Yield to Maturity:	4.075%
Offering Price:	99.794% of Principal Amount
Optional Redemption:	At any time prior to January 15, 2030 (three months prior to the maturity date of the 2030 Notes), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes then outstanding to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes (exclusive of interest accrued to the redemption date) being redeemed to January 15, 2030, at a discount rate of Treasury plus 50 basis points, plus accrued and unpaid interest to the redemption date; and on or after January 15, 2030 (three months prior to the maturity date of the 2030 Notes), at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.
CUSIP / ISIN:	30161NAX9 / US30161NAX93
Joint Book-Running Managers:	Barclays Capital Inc.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
PNC Capital Markets LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Senior Co-Managers:	BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets Inc.
Co-Managers:	Academy Securities, Inc.
CastleOak Securities, L.P.
Telsey Advisory Group LLC

$750,000,000 4.700% Notes Due 2050

Issuer:	Exelon Corporation
Expected Ratings:	Baa2 (Moody’s) / BBB (S&P) / BBB+ (Fitch)
Principal Amount:	$750,000,000
Security Type:	Notes
Trade Date:	March 30, 2020
Settlement Date:	April 1, 2020 (T+2)
Coupon:	4.700%
Maturity Date:	April 15, 2050
Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing October 15, 2020
Benchmark Treasury:	2.375% due November 15, 2049
Benchmark Treasury Price and Yield:	125 - 15 / 1.332%
Spread to Benchmark Treasury:	+337.5 basis points
Yield to Maturity:	4.707%
Offering Price:	99.886% of Principal Amount
Optional Redemption:	At any time prior to October 15, 2049 (six months prior to the maturity date of the 2050 Notes), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes then outstanding to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes (exclusive of interest accrued to the redemption date) being redeemed to October 15, 2049, at a discount rate of Treasury plus 50 basis points, plus accrued and unpaid interest to the redemption date; and on or after October 15, 2049 (six months prior to the maturity date of the 2050 Notes), at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.
CUSIP / ISIN:	30161NAY7 / US30161NAY76
Joint Book-Running Managers:	Barclays Capital Inc.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
PNC Capital Markets LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Senior Co-Managers:	BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets Inc.
Co-Managers:	Academy Securities, Inc.
CastleOak Securities, L.P.
Telsey Advisory Group LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, Goldman Sachs & Co. LLC at 1-866-471-2526, and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.